Exhibit 99.1

EQT NAMES DAVID KHANI as CHIEF FINANCIAL OFFICER

PITTSBURGH, Pa.--(Business Wire)--Jan. 3, 2020--EQT Corporation (NYSE: EQT) today announced its board of directors has appointed David Khani as chief financial officer, effective January 3, 2020. As anticipated, Kyle Derham, who has been serving as the company’s interim chief financial officer, will remain with EQT in an executive advisory role to ensure a smooth transition and assist in the execution of EQT’s strategic initiatives before returning to his role as Partner of Rice Investment Group.

“On behalf of the board of directors and our executive leadership team, I am excited to welcome David to EQT, where we expect he will make an immediate impact as we continue to transform the company,” said EQT President and CEO Toby Z. Rice. “David is an ideal leader for our organization, bringing a unique combination of Appalachian E&P leadership, financial and capital markets acumen and experience in dynamic organizational transformation. I look forward to working with David to realize the full potential of EQT’s asset base.”

Mr. Khani joins EQT from CONSOL Energy Inc., where he has been executive vice president and chief financial officer since 2013, initially overseeing the combined natural gas and coal company and most recently the coal operations post the spin out from CNX Resources Corporation in November 2017. In addition, Mr. Khani served as a director and chief financial officer of CNX Midstream Partners from its successful initial public offering in September 2014 until January 2018. Mr. Khani also served as vice president of finance of CONSOL Energy Inc. from 2011 until he was named chief financial officer in 2013. Prior to 2011, Mr. Khani spent nearly 20 years covering Energy and Natural Resource companies for several investment banks, the last 13 years at FBR Capital Markets where he led the energy team and research department through volatile markets.

“I am thrilled to join EQT during this exciting and transformational time,” said Khani. “The Company has made significant progress over the last six months and I look forward to building on that momentum to deliver sustainable shareholder value.”

Mr. Khani earned a bachelor’s degree in biology from Binghamton University and a master’s degree in business administration from the University of Rochester’s Simon Business School, with a concentration in Corporate Accounting and Finance. Mr. Khani is a chartered financial analyst and a member of the CFA Society of Pittsburgh.

Evolution Committee Update

After successful execution of the company’s 100-day plan, all remaining evolution initiatives have been delegated for execution. Accordingly, the evolution committee has been disbanded and Derek Rice, an evolution committee member, has transitioned out of his role with the Company as planned. EQT is grateful for Mr. Rice’s contribution to several significant objectives, including the creation of EQT’s modern development strategy across its renewed focus area. Mr. Rice has returned to his role as Partner of Rice Investment Group.

Toby Z. Rice commented, “I want to thank Kyle and Derek for their exceptional leadership during this pivotal transition phase at EQT. They have been instrumental in setting the foundation for success as EQT continues its evolution into the lowest cost natural gas operator in the U.S.”

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the company’s investor relationship website at ir.eqt.com.

Contacts:
Investor contact:
Andrew Breese – Director, Investor Relations
412.395.2555
ABreese@eqt.com

Media contact:
Michael Laffin – Vice President, Communications
412.395.2069
MLaffin@eqt.com